Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-8) of SCM Microsystems, Inc. pertaining to the registration of 2,080,000 shares of its common stock of our report dated March 12, 2010, with respect to the financial statements and notes of Multicard AG for the six month period ended June 30, 2008 included in the Current Report (Form 8-K/A) of SCM Microsystems, Inc. filed with the Securities and Exchange Commission on March 16, 2010.

/s/ Ernst & Young Ltd
Ernst & Young Ltd

20 April 2010